As Filed Pursuant to Rule 424(b)3
Registration No.: 333-160799

Supplement to the Prospectus dated August 25, 2009
Petróleos Mexicanos
Exchange Offer
for the following class of securities:
U.S. $2,000,000,000 8.00% Notes due 2019
unconditionally guaranteed by
Pemex-Exploration and Production
Pemex-Refining
Pemex-Gas and Basic Petrochemicals

THE EXCHANGE OFFER HAS BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON
SEPTEMBER 25, 2009, UNLESS WE EXTEND IT.
        This supplement supplements Petróleos Mexicanos’ prospectus dated August 25, 2009. Upon and subject to the terms and conditions set forth in the prospectus, Petróleos Mexicanos, a decentralized public entity of the Federal Government of the United Mexican States, which we refer to as the issuer, is making an offer to exchange, which we refer to as the exchange offer, registered 8.00% Notes due 2019 for any and all outstanding 8.00% Notes due 2019 of the issuer. The exchange offer is being made in order to satisfy certain of the issuer’s obligations under the Registration Rights Agreement referred to in the prospectus. Terms used but not defined herein shall have the same meanings as set forth in the prospectus.
        The issuer is extending the expiration date applicable to the exchange offer. The new expiration date will be 5:00 p.m., New York City time, on September 25, 2009.
        Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offer. This supplement should be read in conjunction with the prospectus.
        We are not making an offer to exchange securities in any jurisdiction where the offer is not permitted.
        Investing in the securities issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 11 of the prospectus.
        Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offer, nor have they determined that this supplement or the prospectus are truthful and complete. Any representation to the contrary is a criminal offense.
September 24, 2009